Exhibit 99.1

Media Contact:
Ian Clements
P: 415.392.3385
iclements@troutgroup.com
Investor Contact:
John Vuko
Chief Financial Officer, Genitope
P: 650.482.2000
IR@genitope.com

GENITOPE CORPORATION ANNOUNCES RECEIPT OF NASDAQ LETTER
     FREMONT, Calif., March 13, 2008 — Genitope Corporation (NASDAQ: GTOP) today announced that, on March 6, 2008, it received a staff deficiency letter from The Nasdaq Stock Market (“Nasdaq”) indicating that, as a result of the resignation of Stanford C. Finney from the Audit Committee of Genitope’s Board of Directors, Genitope no longer complied with Nasdaq’s audit committee requirements as set forth in Marketplace Rule 4350. That rule requires that each listed issuer have an audit committee composed of at least three independent directors. In accordance with Nasdaq Marketplace Rule 4350(d)(4), Nasdaq has provided the Company with a cure period in order to regain compliance. The cure period will continue (1) until the earlier of the Company’s next annual shareholders’ meeting or February 26, 2009, or (2) if the next annual shareholders’ meeting is held before August 25, 2008, then the Company must evidence compliance no later than August 25, 2008. In the event the Company does not regain compliance by this date, Nasdaq will provide written notification to the Company that its securities will be delisted, after which, Genitope may appeal the staff determination to the Nasdaq Listing Qualifications Panel. There can be no assurance that Genitope will satisfy Nasdaq’s conditions for continued listing, that Genitope will appeal or request a hearing for a stay of delisting or that, if requested, they would be successful or that Genitope’s common stock will remain listed on The Nasdaq Global Market.
About Genitope Corporation
     Genitope Corporation (Fremont, Calif.) is a biotechnology company focused on the research and development of novel immunotherapies for the treatment of cancer. Genitope Corporation’s lead product candidate, MyVax(R) personalized immunotherapy, is a patient-specific active immunotherapy based on the unique genetic makeup of a patient’s tumor and is designed to activate the patient’s immune system to identify and attack cancer cells. Genitope is also developing a monoclonal antibody panel that it believes will potentially represent a novel, personalized approach for treating NHL. For more information about Genitope, please log on to http://www.genitope.com.
Forward Looking Statements
     This news release contains “forward-looking statements.” For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements, including statements regarding the listing status and potential delisting of Genitope’s common stock from the Nasdaq Global Market. There are a number of important factors that could cause Genitope Corporation’s results to differ materially from those indicated by these forward-looking statements, including without limitation, risks related to the progress, timing and results of Genitope Corporation’s clinical trials and regulatory approvals, risks related to Genitope’s need for significant additional funding, risks relating to the manufacturing of MyVax® personalized immunotherapy and single source suppliers and other risks discussed under the heading “Risk Factors” in Genitope Corporation’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Genitope Corporation undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
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